                                                                  EXHIBIT 2.6

                                                                  EXECUTION COPY

                               EXCHANGE AGREEMENT

                                     BETWEEN

                            TCI COMMUNICATIONS, INC.

                                       AND

                          INTERMEDIA PARTNERS SOUTHEAST

                          DATED AS OF DECEMBER 18, 1995

                                TABLE OF CONTENTS

                                                                                      Page(s)
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
Recitals ............................................................................     1

Agreement............................................................................     2
         1.       Incorporation by Reference; Definitions............................     2
         2.       Exchange Transaction...............................................     5
         3.       Purchase of PCII Stock.............................................     6
         4.       Effect of Assignments and Assumptions with Respect to the Nashville
                  System and the Exchange Systems....................................     6
         5.       Common Assets......................................................     7
         6.       Exchange Closing...................................................     8
         7.       Nashville Closing Adjustments......................................     9
         8.       Exchange System Adjustments........................................    11
         9.       Exchange Closing Date Calculations.................................    11
         10.      Representations and Warranties of IPSE.............................    12
         11.      Representations and Warranties of TCIC.............................    13
         12.      Covenants..........................................................    14
         13.      Conditions to Obligations of IPSE..................................    18
         14.      Conditions to Obligations of TCIC..................................    19
         15.      Nashville System Indemnification...................................    21
         16.      Additional Indemnifications........................................    22
         17.      Regulatory Approvals...............................................    23
         18.      HSR Notification...................................................    24
         19.      Post-Closing Cooperation...........................................    24
         20.      Tax Matters........................................................    24
         21.      Termination........................................................    24
         22.      Procedure Upon Termination.........................................    25
         23.      Back-up Sale of Exchange Systems...................................    25
         24.      Negotiations Regarding Back-Up Transfer of Nashville System........    26
         25.      Confidentiality and Publicity......................................    26
         26.      Miscellaneous......................................................    27

INDEX OF EXHIBITS AND SCHEDULES
         EXHIBIT A         Form of Exchange Systems Management Agreement
         EXHIBIT B         Form of Nashville Management Agreement
         EXHIBIT C         Form of TCIC Counsel Opinion
         EXHIBIT D         Form of IPSE Counsel Opinion

         SCHEDULE 1                 Old VII Nashville Franchises


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                               EXCHANGE AGREEMENT

         THIS EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of the 18th day of December, 1995, by and among TCI COMMUNICATIONS, INC., a Delaware corporation ("TCIC"), and INTERMEDIA PARTNERS SOUTHEAST, a California general partnership ("IPSE"). TCIC and IPSE are sometimes referred to individually as "party" and collectively as the "parties" in this Agreement.

                                    RECITALS

         A. Tele-Communications, Inc., a Delaware corporation ("TCI"), TCIC and Viacom International Inc., a Delaware corporation ("Old VII"), are parties to a Subscription Agreement dated as of July 24, 1995, as modified by a letter agreement between TCIC and Viacom International Services Inc., a Delaware corporation ("New VII"), and agreed to by TCI, Old VII and Viacom Inc., dated as of July 24, 1995 (collectively, the "Subscription Agreement"), pursuant to which Old VII has agreed to sell, and TCIC has agreed to purchase, all the issued and outstanding Class B Common Stock of Old VII on the terms and subject to the conditions set forth in the Subscription Agreement.

         B. Old VII, its wholly owned subsidiary, Tele-Vue Systems, Inc., a Washington corporation ("Tele-Vue"), and Tele-Vue's wholly owned subsidiary, VSC Cable Inc., a Delaware corporation ("VSC"), own the Nashville System (as defined below).

         C. IPSE and Prime Cable of Fort Bend, L.P., a Delaware limited partnership ("Fort Bend"), are parties to an Asset and Stock Purchase and Sale Agreement dated as of October 13, 1995, as amended (the "Fort Bend Agreement"), pursuant to which Fort Bend has agreed to sell, and IPSE has agreed to purchase, certain cable television assets (including, except where the context otherwise requires, the PCII Stock (as defined below)) of Fort Bend in the Houston, Texas area (the "Fort Bend System"), on the terms and subject to the conditions set forth in the Fort Bend Agreement.

         D. IPSE and Prime Cable Income Partners L.P., a Delaware limited partnership ("PCIP"), are parties to an Asset Purchase and Sale Agreement dated as of October 13, 1995, as amended (the "PCIP Agreement"), pursuant to which PCIP has agreed to sell, and IPSE has agreed to purchase, certain cable television and other assets of PCIP in Harris County, Texas (the "PCIP System"), on the terms and subject to the conditions set forth in the PCIP Agreement. The Fort Bend System and the PCIP System are referred to collectively in this Agreement as the "Houston System."

         E. The parties intend that subsequent to the signing of this Agreement IPSE will become a party to a purchase and sale agreement (the "Additional Systems Agreement"), pursuant to which the owner (the "Additional Systems Owner") of one or more cable television systems to be specified by an amendment to this Agreement as soon as reasonably practicable (the "Additional Systems"), will agree to sell, and IPSE will agree to purchase, the Additional Systems, on the terms and subject to the conditions to be set forth in the


                                       -1-
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Additional Systems Agreement.  The Houston System and the Additional Systems are
referred to collectively in this Agreement as the "Exchange Systems."

         F. Prior to the consummation of the TCIC/IPSE Transaction (as defined below), all of the Nashville Assets and Nashville Assumed Liabilities will be held by Tele-Vue, as a result of transfers and internal corporate reorganizations to be effected, as further described in this Agreement.

         G. Upon TCIC's purchase of the Old VII Class B Common Stock pursuant to the Subscription Agreement and the acquisition by IPSE of the Exchange Systems, the parties intend that (1) IPSE will transfer the Exchange Systems to Tele-Vue in exchange for Tele-Vue's transfer to IPSE of the Nashville System, all subject to the terms and conditions of this Agreement and in such a manner as to effect a like-kind exchange of the Nashville System under Section 1031 of the Code, and
(2) a simultaneous purchase by Tele-Vue of the PCII Stock from IPSE for cash will occur, as set forth in this Agreement (collectively, the "TCIC/IPSE Transaction").

                                    AGREEMENT

         For valuable consideration, the parties agree as follows:

         1. Incorporation by Reference; Definitions. Each of the capitalized terms used in this Agreement, if not otherwise defined in this Agreement, will have the meanings set forth for such terms: (a) with respect to the Nashville System, in the Subscription Agreement or the Implementation Agreement, (b) with respect to the Fort Bend System, in the Fort Bend Agreement, (c) with respect to the PCIP System, in the PCIP Agreement and (d) with respect to the Additional Systems, in the Additional Systems Agreement. In addition, the following terms will have the meanings specified below for purposes of this Agreement:

         "Affiliate" will have the meaning specified in the Implementation Agreement.

         "AVR Partnership" means AVR of Tennessee, L.P., a California limited partnership.

         "Business Day" means any day which is not a Saturday or Sunday, or which in New York, New York is neither a legal holiday nor a day on which banking institutions are authorized by law or regulation to close.

         "Cable Division Subsidiaries" will have the meaning specified in the Implementation Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Exchange Systems Agreements" means, collectively, the Fort Bend Agreement, the PCIP Agreement and the Additional Systems Agreement, and any related agreements


                                       -2-
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entered into by the respective sellers (or their Affiliates, if applicable) and
IPSE in connection with the related closings of IPSE's purchase of the Exchange Systems.

         "Exchange Systems Assumed Liabilities" means the liabilities that relate to any of the Exchange Systems that are assumed by IPSE in accordance with the Exchange Systems Agreements or to which IPSE is subject by virtue of ownership or control of the Exchange Systems.

         "Exchange Systems Interim Period Capital Expenditure Amount" will have the meaning specified in the Exchange Systems Management Agreement.

         "Exchange Systems Working Capital" means, with respect to each of the Exchange Systems as of the applicable calculation date, the amount of working capital and other adjustment items referred to in Sections 2.4(a) and 2.4(c) of the Fort Bend Agreement and PCIP Agreement (and comparable provisions of the Additional Systems Agreement).

         "Exchange Systems Working Capital Change" means an amount equal to (a) the Exchange Systems Working Capital calculated as of the Exchange Closing Date minus (b) the Exchange Systems Working Capital, as determined under the Exchange System Agreements and calculated as of the closing dates thereunder.

         "Excluded Old VII Systems" means cable television systems of Old VII or the Cable Division Subsidiaries other than the Nashville System.

         "Governmental Authority" will mean any federal, state, municipal or local governmental authority or political subdivision thereof.

         "Implementation Agreement" means the Implementation Agreement dated as of July 24, 1995, as modified by a letter agreement between TCI and New VII dated as of July 24, 1995, pursuant to which Old VII has agreed to transfer and assign, and New VII has agreed to acquire and assume, all of Old VII's rights and obligations with respect to the "Non-Cable Assets" and "Non-Cable Liabilities" (as such terms are defined in the Implementation Agreement) of Old VII, on the terms and subject to the conditions set forth in the Implementation Agreement.

         "Legal Requirement" will have the meaning specified in the Implementation Agreement.

         "Nashville Assets" means all right, title and interest of Old VII, Tele-Vue and VSC in all assets, rights, privileges, interests, claims and properties owned, used or held for use by Old VII, Tele-Vue and VSC and relating solely or primarily to the Nashville System, including such parties' right, title and interest in all equity and other ownership interests in the Nashville System and the AVR Partnership, but excluding Common Assets.

         "Nashville Assumed Liabilities" means any and all Cable Liabilities relating solely or primarily to the Nashville System, including with respect to employee matters.


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         "Nashville Fixed Amount" means $257,515,000.

         "Nashville System" means the cable television system owned and operated by Old VII, Tele-Vue and VSC in and around Nashville, Tennessee.

         "Nashville System Interim Period Capital Expenditure Amount" will have the meaning specified in the Nashville Management Agreement.

         "Nashville Working Capital" means, as of the applicable calculation date, the amount of the "Working Capital" (as defined in the Implementation Agreement) applicable to the Nashville System.

         "Nashville Working Capital Change" means an amount equal to (a) the Nashville Working Capital, calculated as of the Exchange Closing Date, minus (b) the Nashville Working Capital, as determined under the Implementation Agreement and calculated as of the closing date thereunder.

         "Old VII Closing" means the "Closing" as defined in Section 4.1(a) of the Subscription Agreement.

         "Old VII Nashville Franchises" means the cable television franchises owned as of the date of this Agreement by Old VII in the Nashville, Tennessee area as described in Schedule 1.

         "PCII Stock" means the outstanding common stock, par value $.01, in Prime Cable II Systems, Inc., a Texas corporation, which as of the date of this Agreement is a wholly owned subsidiary of Fort Bend.

         "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust or any other organization or entity, including a Governmental Authority.

When used in this Agreement, the words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation." In addition, the following terms will have the meanings specified in the Sections indicated:

         Term                                               Section
         ----                                               -------
         Additional Systems                                 Recital E
         Additional Systems Adjusted Exchange Value         8(c)
         Additional Systems Agreement                       Recital E
         Additional Systems Owner                           Recital E
         Aggregate Threshold                                15(b)
         Cable Assets                                       12(m)
         Claims and Damages                                 16(b)
         Common Assets                                      5
         Converter Adjustment                               7(a)(xi)


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         Exchange Closing                                   6(a)
         Exchange Closing Date                              6(a)
         Exchange Systems                                   Recital E
         Exchange Systems Additional Adjustments            9(a)
         Exchange Systems Adjusted Exchange Value           8(d)
         Exchange Systems Management Agreement              12(a)
         Fort Bend                                          Recital C
         Fort Bend Adjusted Exchange Value                  8(a)
         Fort Bend Agreement                                Recital C
         Fort Bend System                                   Recital C
         Houston System                                     Recital D
         IPSE's Threshold Amount                            15(b)
         Nashville Additional Adjustments                   9(a)
         Nashville Adjusted Exchange Value                  7(a)
         Nashville Lost Service Subscribers                 12(c)
         Nashville Subscriber Shortfall Reduction Amount    7(b)
         Nashville Management Agreement                     12(b)
         New VII                                            Recital A
         Old VII                                            Recital A
         PCIP                                               Recital D
         PCIP Adjusted Exchange Value                       8(b)
         PCIP Agreement                                     Recital D
         PCIP System                                        Recital D
         Real Property                                      12(m)
         Subscription Agreement                             Recital A
         System Difference Amount                           2(c)
         Taxes                                              16(e)
         TCI                                                Recital A
         TCIC/IPSE Transaction                              Recital G
         Tele-Vue                                           Recital B
         Transaction Documents                              26(p)
         VSC                                                Recital B

         2. Exchange Transaction. Subject to the terms and conditions set forth in this Agreement, at the Exchange Closing (defined below), the Exchange Transaction will be effected as follows:

         (a) TCIC will cause Tele-Vue to convey, assign and transfer to IPSE the Nashville System free and clear of all Liens (except Permitted Liens). In further implementation of such conveyance, assignment and transfer, TCIC will (and will cause TCI to) transfer and assign to IPSE, and IPSE will acquire and assume from TCI and TCIC, all of TCI and TCIC's respective rights, remedies, duties and obligations under the Subscription Agreement and Implementation Agreement relating to the Nashville System, including IPSE's assumption of the Nashville Assumed Liabilities, from and after the Exchange Closing.


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         (b) IPSE will convey, assign and transfer to Tele-Vue the Exchange
Systems free and clear of all Liens (except Permitted Liens). In further implementation of such conveyance, assignment and transfer, IPSE will transfer and assign to Tele-Vue, and Tele-Vue will acquire and assume from IPSE, all of IPSE's rights, remedies, duties and obligations under the Exchange Systems Agreements, and all related agreements, including Tele-Vue's assumption of the Exchange Systems Assumed Liabilities from and after the Exchange Closing.

         (c) If the Exchange Systems Adjusted Exchange Value exceeds the Nashville Adjusted Exchange Value, TCIC will pay or cause Tele-Vue to pay to IPSE cash in an amount equal to such excess. If the Nashville Adjusted Exchange Value exceeds the Exchange Systems Adjusted Exchange Value, IPSE will pay or cause to be paid to TCIC cash in an amount equal to such excess Any amount required to be paid under this Section 2(c) is referred to as the "System Difference Amount."

         3. Purchase of PCII Stock. Subject to the terms and conditions set forth in this Agreement, at the Exchange Closing, TCIC will cause Tele-Vue to purchase the PCII Stock from IPSE for a cash purchase price of $17,977,000.

         4. Effect of Assignments and Assumptions with Respect to the Nashville System and the Exchange Systems. Except as otherwise specifically provided in this Agreement:

         (a) Effective upon the Exchange Closing, as among TCIC, TCI and IPSE
(i) each representation and warranty by Old VII in the Subscription Agreement and New VII in the Implementation Agreement, to the extent relating to the Nashville System, is deemed to be a representation and warranty to IPSE and not to TCI and TCIC, (ii) each covenant and agreement of Old VII in the Subscription Agreement and of Old VII or New VII in the Implementation Agreement, to the extent relating to the Nashville System, is deemed made to and for the benefit of IPSE and not TCI and TCIC, (iii) each covenant and agreement of TCI and TCIC in the Subscription Agreement and the Implementation Agreement, to the extent relating to the Nashville System, is deemed made to Old VII or New VII by IPSE and not by TCI and TCIC, (iv) each right and remedy of Old VII under the Subscription Agreement and of New VII under the Implementation Agreement to enforce the performance and discharge of TCI and TCIC's representations, warranties, covenants and agreements, to the extent relating to the Nashville System, will be assumed by, assigned to and deemed enforceable against IPSE and not against TCI and TCIC, and (v) each right and remedy of TCI and TCIC under the Subscription Agreement and the Implementation Agreement to enforce the performance and discharge of Old VII's and New VII's representations, warranties, covenants and agreements, to the extent relating to the Nashville System, will be assumed by, assigned to and deemed enforceable by IPSE. If any rights, claims and causes of action relating to the Nashville System are available to TCI or TCIC against Old VII under the Subscription Agreement or against New VII under the Implementation Agreement, then effective upon the Exchange Closing, TCIC will cause them to be enforced against Old VII and New VII on behalf of IPSE, at IPSE's expense, as contemplated in this Section 4(a) to the extent reasonably requested by IPSE. At the


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Exchange Closing, TCIC will cause TCI to deliver to IPSE written confirmation of its agreement to this Section 4(a).

         (b) Effective upon the Exchange Closing, IPSE will assign to Tele-Vue, and Tele-Vue will assume, all of IPSE's rights and obligations under the Exchange Systems Agreements and upon such assignment and assumption, (i) each representation and warranty by the sellers in the Exchange Systems Agreements will be deemed to be a representation and warranty to Tele-Vue and not to IPSE,
(ii) each covenant and agreement of the sellers in the Exchange Systems Agreements will be deemed to be made to and for the benefit of Tele-Vue and not IPSE, (iii) each covenant and agreement of IPSE in the Exchange Systems Agreements will be deemed to be made to the sellers by Tele-Vue and not by IPSE,
(iv) each right and remedy of the sellers under the Exchange Systems Agreements to enforce the performance and discharge of IPSE's representations, warranties, covenants and agreements will be assumed by and enforceable against Tele-Vue and not against IPSE, and (v) each right and remedy of IPSE under the Exchange Systems Agreements to enforce the performance and discharge of the representations, warranties, covenants and agreements of such sellers will be assumed by, assigned to and deemed enforceable by Tele-Vue. If any rights, claims and causes of action are available to IPSE against the sellers under the Exchange Systems Agreements, then effective upon the Exchange Closing, IPSE will enforce them against such sellers on behalf of Tele-Vue, at Tele-Vue's expense, to the extent reasonably requested by TCIC.

         5. Common Assets. With respect to the accounting records and billing system software owned by Old VII after the Old VII Closing and currently used for both the Nashville System and the Excluded Old VII Systems (collectively referred to as the "Common Assets"), the parties agree as follows:

         (a) At the Exchange Closing, TCIC will cause Old VII to provide IPSE the right to use the Common Assets, to the extent necessary in connection with the maintenance or operation of the Nashville System, for three months following the Exchange Closing, for a fee with respect to each Common Asset, payable at the end of such three-month period within 20 days after IPSE's receipt of an invoice from Old VII, equal to either (i) the percentage of IPSE's use of such Common Asset to the total use thereof multiplied by Old VII's aggregate actual out-of-pocket expenses with respect thereto or (ii) in the event the parties are unable in good faith to determine IPSE's percentage use of such Common Asset, 12.88% of Old VII's aggregate actual out-of-pocket expenses with respect thereto.

         (b) During the three-month period following the Exchange Closing, IPSE will, and TCIC will cause Old VII to, use reasonable efforts to cooperate with each other with respect to the use and enjoyment of the Common Assets.

         (c) Nothing in this Section 5 will restrict Old VII from any sale, transfer, encumbrance, relocation or abandonment of any or all of the Common Assets in its sole discretion, and IPSE will have no right to any proceeds received by Old VII with respect to any such disposition or action or to continue its use of the Common Assets after any disposition. TCIC will cause Old VII to provide IPSE with notice of any such planned action as early as practicable.

         6.       Exchange Closing.

         (a) Subject to the terms and conditions of this Agreement, the Exchange Transaction will be consummated at a closing (the "Exchange Closing") at the offices of TCIC, at 10:00 a.m., local time, on the fifth Business Day following the satisfaction of the conditions to the Exchange Closing set forth in Sections 13 and 14, or at such other place or time or on such other date as the parties may agree (such date of the Exchange Closing being referred to as the "Exchange Closing Date"); provided, however, that such date will not be any earlier than the first Business Day after the Old VII Closing.

         (b) Subject to the terms and conditions of this Agreement, at the Exchange Closing:

                  (i) TCIC will cause Tele-Vue to deliver to IPSE: (A) bills of sale, deeds and other instruments of assignment sufficient to sell, assign, transfer and convey to IPSE all of Tele-Vue's right, title and interest in and to the Nashville System in conformance with this Agreement, (B) an instrument of assumption sufficient for Tele-Vue to assume and agree to pay, perform and discharge, from and after the Exchange Closing, all Exchange Systems Assumed Liabilities in form and substance reasonably satisfactory to IPSE and TCIC;

                  (ii) IPSE will deliver to Tele-Vue: (A) bills of sale, stock certificates representing all of the outstanding shares of PCII Stock accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer title to the PCII Stock, deeds and other instruments of assignment sufficient to sell, assign, transfer and convey to Tele-Vue all of IPSE's right, title and interest in and to the Exchange Systems and in and to the Exchange Systems Agreements in conformance with this Agreement; (B) an instrument of assumption sufficient for IPSE to assume and agree to pay, perform and discharge, from and after the Exchange Closing, all Nashville Assumed Liabilities, in form and substance reasonably satisfactory to TCIC and IPSE;

                  (iii) TCIC will, and will cause TCI to, deliver to IPSE, and IPSE will deliver to TCIC and TCI, an instrument of assignment and assumption with respect to the Subscription Agreement and Implementation Agreement (but only as related to the Nashville System), as contemplated by the second sentence of Section 2(a), in form and substance reasonably satisfactory to TCIC and IPSE.

                  (iv) TCIC will cause Tele-Vue to deliver to IPSE, by wire transfer (to a bank account designated by IPSE no later than two Business Days prior to


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
         the Exchange Closing), a cash payment in an amount of $17,977,000 reflecting the agreed upon value of the PCII Stock; and

                  (v) The party, if any, required to pay the System Difference Amount will deliver to the other, by wire transfer (to a bank account designated by the recipient no later than two Business Days prior to the Exchange Closing), a cash payment in the amount of the System Difference Amount, as estimated based on the estimated adjustments and system exchange values calculated pursuant to Sections 7, 8 and 9(a).

         (c) If the System Difference Amount paid at the Exchange Closing differs from the System Difference Amount as finally determined in accordance with Sections 7, 8 and 9(b), then within ten days after such final determination, the party receiving excess funds or paying deficient funds with respect to the estimated System Difference Amount at the Exchange Closing will pay to the other the amount of such excess or deficiency.

         7. Nashville Closing Adjustments.

         (a) The Nashville Adjusted Exchange Value will be equal to the sum of the Nashville Fixed Amount:

                  (i) plus the portion of the Capital Expenditure Amount applicable to the Nashville System; and

                  (ii) plus the portion of the Inventory Amount applicable to the Nashville System; and

                  (iii) plus the portion of the Working Capital applicable to the Nashville System, if it is a positive amount; and

                  (iv) plus the portion of the Telecom Amount applicable to the AVR Partnership; and

                  (v) minus the portion of the Working Capital applicable to the Nashville System, if it is a negative amount; and

                  (vi) minus the portion of the amount of the front-end loaded programming payments set forth on Exhibit B to the Implementation Agreement applicable to the Nashville System, if any; and

                  (vii) plus an amount equal to interest on the sum of the Nashville Fixed Amount and the foregoing amounts described in Section 7(a)(i) through (vi), at the LIBOR Rate for the period from and including September 1, 1995 to (but excluding) the Exchange Date; and

                  (viii) minus the Nashville Subscriber Shortfall Reduction Amount (defined below), if any; and

                  (ix) plus the amount of interest, if any, paid by Old VII to New VII pursuant to Section 3.3 of the Implementation Agreement, to the extent attributable to the Nashville System; and

                  (x) minus the amount of interest, if any, paid by New VII to Old VII pursuant to Section 3.3 of the Implementation Agreement, to the extent attributable to the Nashville System; and

                  (xi) minus an amount equal to $32.50 for each preexisting converter box removed from the Nashville System by Old VII during the period from January 20, 1995 through the Exchange Closing Date and transferred to any other Systems (as defined in the Implementation Agreement) for which the Nashville System did not receive compensation (the "Converter Adjustment"); and

                  (xii) plus the Nashville Working Capital Change, if it is a positive amount; and

                  (xiii) minus the Nashville Working Capital Change, if it is a negative amount; and

                  (xiv) plus the Nashville System Interim Period Capital Expenditure Amount.

         (b) If the Nashville Fixed Amount is reduced pursuant to Section 3.4 of the Implementation Agreement as a result of a shortfall of Basic Subscribers below 1,122,660, then the Nashville Subscriber Shortfall Reduction Amount, if any, will be equal to the product of (i) $1,907.51 multiplied by (ii) the shortfall of Basic Subscribers located in the Nashville System below 133,650, provided that in no event will the Nashville Subscriber Shortfall Amount exceed 12 88% of the reduction of the Fixed Amount pursuant to Section 3.4 of the Implementation Agreement as a result of a Basic Subscriber shortfall.

         (c) Not later than 45 days after the Exchange Date, IPSE will deliver to TCIC a statement showing IPSE's calculations of the actual Adjustment Amounts relating to the Nashville System. TCIC will cause Old VII to include such calculations in the Final Certificate delivered to New VII pursuant to Section 3.2(b) of the Implementation Agreement. IPSE will make available to TCIC, Old VII and New VII, upon any such Person's reasonable request, IPSE's accountants' work papers and such other information related to the calculation of the Adjustment Amount with respect to the Nashville System.

         (d) Not later than five days after the delivery of the Estimate Statement by Old VII to New VII pursuant to Section 3.1 of the Implementation Agreement, TCIC will cause a copy of the portions of the Estimate Statement related to the Nashville System to be delivered to IPSE.

         (e) In the event that New VII disputes Old VII's calculations of the Adjustment Amounts relating to the Nashville System, TCIC will cause Old VII to consult with IPSE in connection with resolving such dispute and to use commercially reasonable efforts to address IPSE's concerns. The Nashville Adjusted Exchange Value will be determined based on the final Adjustment Amounts related to the Nashville System as determined under the Implementation Agreement. Notwithstanding anything to the contrary in this Agreement or any assignment or other document delivered at the Exchange Closing, IPSE's sole rights with respect to the calculation of the Adjustment Amounts related to the Nashville System will be as specified in this Section 7.

         8. Exchange System Adjustments.

         (a) The "Fort Bend Adjusted Exchange Value" will be equal to (i) the Final Purchase Price for the Fort Bend System determined as provided in Sections 2.3, 2.4 and 2.5 of the Fort Bend Agreement, including a reduction to reflect any reimbursement owed to Fort Bend pursuant to the last sentence of Section 2.4(b) of the Fort Bend Agreement, (ii) less $17,977,000

         (b) The "PCIP Adjusted Exchange Value" will be equal to the Final Purchase Price for the PCIP System determined as provided in Sections 2.3, 2.4 and 2.5 of the PCIP Agreement

         (c) The "Additional Systems Adjusted Exchange Value" will be equal to the Final Purchase Price for the Additional Systems, determined as provided in the Additional Systems Agreement.

         (d) The "Exchange Systems Adjusted Exchange Value" will be equal to the sum of (i) the Fort Bend Adjusted Exchange Value, (ii) the PCIP Adjusted Exchange Value, (iii) the Additional Systems Adjusted Exchange Value, (iv) the Exchange Systems Interim Period Capital Expenditure Amount and (v) plus (if it is a positive number) or minus (if it is a negative number) the Exchange Systems Working Capital Change.

         9. Exchange Closing Date Calculations.

         (a) IPSE, with respect to its good faith estimate of the (i) Exchange Systems Working Capital calculated as of the Exchange Closing Date and (ii) the Exchange Systems Interim Period Capital Expenditure Amount (collectively, the "Exchange Systems Additional Adjustments"), and TCIC with respect to its good faith estimate of (x) the Nashville Working Capital calculated as of the Exchange Closing Date, (y) the Nashville System Interim Period Capital Expenditure Amount and (z) the Converter Adjustment (collectively, the "Nashville Additional Adjustments") will at its option provide to the other a certificate (the "Initial Adjustment Certificate") executed by an authorized representative of IPSE or TCIC, as appropriate, and delivered to the other party 3 Business Days prior to the

Exchange Closing. Each Initial Adjustment Certificate will be accompanied by appropriate documentation, in summary forms, supporting the calculations proposed in such certificate.

         (b) Within 90 days after the Exchange Closing, IPSE, with respect to the Exchange Systems Additional Adjustments, and TCIC, with respect to the Nashville Additional Adjustments, will deliver to the other a certificate (the "Final Adjustment Certificate") showing in full detail the final determination of such amounts, which certificate will be accompanied by appropriate documentation supporting the calculations proposed in such certificate, including a schedule setting forth detailed accounts receivable information, including relevant aging information as of the Exchange Closing Date, and which will be executed by an officer of IPSE or TCIC, as appropriate. Each party will provide to the other reasonable access to all records in its possession which were used in the preparation of its Initial (if any) and Final Adjustment Certificates, and each party will cooperate in furnishing the other with information and access to records needed to prepare such other party's Initial (if any) and Final Adjustment Certificates. IPSE and TCIC each will review the other's Final Adjustment Certificate and will give written notice to the other party of any objections it has to the calculations shown in such certificate within 30 days after its receipt thereof TCIC and IPSE will endeavor in good faith to resolve any such objections within 30 days after the receipt by the parties of each other's objections. If any objections or disputes have not been resolved at the end of such 30-day period, the disputed portion of the Exchange Systems Additional Adjustments and the Nashville Additional Adjustments will be determined within the following 30 days by a partner in a major accounting firm with substantial cable television audit experience which is not the auditor of either IPSE or TCIC or their Affiliates, and the determination of such auditor will be final and will be binding upon both parties. If IPSE and TCIC cannot agree with respect to selection of an auditor, IPSE and TCIC each will select an auditor and those two auditors will select a third auditor whose determination will be final and will be binding upon both parties. IPSE and TCIC will bear equally the expenses incurred in connection with such determination.

         10. Representations and Warranties of IPSE. IPSE represents and warrants to TCIC as follows:

         (a) IPSE is a general partnership, duly organized, validly existing and in good standing under the laws of the State of California, and is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and has all partnership powers required to carry on its business as now conducted, with such exceptions as would not materially and adversely affect the ability of IPSE to consummate this Agreement or the Exchange Transaction as it relates to IPSE. The general partners of IPSE are InterMedia Capital Management IV, L.P., a California limited partnership, and InterMedia Partners IV, L.P., a California limited partnership.

         (b) The execution, delivery and performance by IPSE of this Agreement and the consummation by IPSE of the Exchange Transaction are within IPSE's partnership powers and have been duly authorized by all necessary partnership action on the part of IPSE.

         (c) The execution, delivery and performance by IPSE of this Agreement, and the consummation by IPSE of the Exchange Transaction as it relates to IPSE, require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) the FCC Authorizations and the Local Authorizations relating to the Nashville System and (iii) the Required Consents relating to the Exchange Systems.

         (d) No consent by any Person under any contract to which IPSE is a party or to which its assets are subject is required or necessary for the execution, delivery and performance by IPSE of this Agreement or the consummation by IPSE of the Exchange Transaction as it relates to IPSE, with such exceptions as would not materially and adversely affect the ability of IPSE to consummate the Exchange Transaction as it relates to IPSE.

         (e) The execution, delivery and performance by IPSE of this Agreement and the consummation by IPSE of the Exchange Transaction as it relates to IPSE does not and will not (i) contravene the partnership agreement of IPSE or (ii) result in or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any applicable Legal Requirement or any judgment, order, decree, contract, license, lease, indenture, mortgage, loan agreement or note, as to which IPSE is a party or by which any of its properties may be bound, the effect of which would materially impair the ability of IPSE to perform its obligations under this Agreement or consummate the Exchange Transaction as it relates to IPSE.

         (f) This Agreement has been duly executed and delivered by IPSE and constitutes a valid and binding obligation of IPSE, enforceable against IPSE in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

         (g) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of IPSE or any of its Affiliates which might be entitled to any fee or commission from TCIC or any of its Affiliates in connection with the execution. delivery or performance of this Agreement or the Exchange Transaction as it relates to IPSE

         11. Representations and Warranties of TCIC. TCIC represents and warrants to IPSE as follows:

         (a) TCIC is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and has all corporate powers required to carry on its business as now conducted, with such exceptions as would not materially and adversely affect the ability of TCIC to consummate this Agreement or the Exchange Transaction as it relates to TCIC.

         (b) The execution, delivery and performance by TCIC of this Agreement and the consummation by TCIC of the Exchange Transaction are within TCIC's corporate powers and have been duly authorized by all necessary corporate action on the part of TCIC.

         (c) The execution, delivery and performance by TCIC of this Agreement, and the consummation by TCIC of the Exchange Transaction as it relates to TCIC, require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) the FCC Authorizations the Local Authorizations relating to the Nashville System and (iii) the Required Consents relating to the Exchange Systems.

         (d) No consent by any Person under any contract to which TCIC is a party or to which its assets are subject is required or necessary for the execution, delivery and performance by TCIC of this Agreement or the consummation by TCIC of the Exchange Transaction as it relates to TCIC, with such exceptions as would not materially and adversely affect the ability of TCIC to consummate the Exchange Transaction as it relates to TCIC, and except that any assignment of the Subscription Agreement and Implementation Agreement contemplated by this Agreement will require the consent of Viacom International, Inc. and/or Viacom International Services, Inc.

         (e) The execution, delivery and performance by TCIC of this Agreement and the consummation by TCIC of the Exchange Transaction as it relates to TCIC does not and will not (i) contravene the certificate of incorporation of TCIC or
(y) result in or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any applicable Legal Requirement or any judgment, order, decree, contract, license, lease, indenture, mortgage, loan agreement or note, as to which TCIC is a party or by which any of its properties may be bound, the effect of which would materially impair the ability of TCIC to perform its obligations under this Agreement or consummate the Exchange Transaction as it relates to TCIC.

         (f) This Agreement has been duly executed and delivered by TCIC and constitutes a valid and binding obligation of TCIC, enforceable against TCIC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

         (g) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of TCIC or any of its Affiliates which might be entitled to any fee or commission from IPSE or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Exchange Transaction as it relates to TCIC.

         12. Covenants.

         (a) Upon the closing of IPSE's acquisition of any Exchange System, IPSE will enter into a management agreement in the form of the attached Exhibit A (the "Exchange Systems Management Agreement") under which TCIC or its designee will manage each such Exchange System on IPSE's behalf from the date of such Exchange System closing until the earlier of (i) the Exchange Closing or (ii) if this Agreement is terminated, either (A) if either party exercises the option with respect to TCIC's purchase of any Exchange System pursuant to Section 23(b), the date of closing of such TCIC purchase or (B) the date 31 days after termination of this Agreement.

         (b) Upon the consummation of the Old VII Closing, TCIC will cause (i) Old VII to transfer the Old VII Nashville Franchises to Tele-Vue prior to the Exchange Closing, (ii) VSC Cable Inc. to merge into Tele-Vue or otherwise transfer all of its right, title and interest in the Nashville Assets and Nashville Assumed Liabilities to Tele-Vue prior to the Exchange Closing and
(iii) Tele-Vue to enter into a management agreement in the form of the attached Exhibit B (the "Nashville Management Agreement") under which IPSE will manage the Nashville System on Tele-Vue's behalf from the date of the Old VII Closing until the earlier of the Exchange Closing or termination of this Agreement.

         (c) In the event that on or before the Exchange Closing any natural disaster has occurred that has damaged the tangible assets of the Nashville System sufficiently to cause more than 1,350 Basic Subscribers (the "Nashville Lost Service Subscribers") to be unable to receive cable television service at the Exchange Closing Date as a result of such damage and if pursuant to Section
2.5 of the Implementation Agreement, New VII reimburses Old VII for out-of-pocket expenses incurred in causing the damage to be repaired and for Lost Service Subscriber Cumulative Deemed Net Cash Flow, then if the Exchange Closing has occurred, TCIC will cause Old VII to promptly pay to IPSE the amount of such received reimbursement applicable to repairs made to the Nashville System by IPSE and to the Lost Service Subscriber Cumulative Deemed Net Cash Flow applicable to the Nashville Lost Service Subscribers.

         (d) If following the Exchange Closing, New VII is able to transfer to Old VII or IPSE (or Old VII or Tele-Vue is able to transfer to IPSE) an Unapproved Local Authorization and all related Unapproved Franchise Assets related to the Nashville System on a Deferred Closing Date, then pursuant to
Section 2.3(c) of the Implementation Agreement, IPSE will assume, pay, perform and discharge the liabilities and obligations arising after the Exchange Date under or in respect of such Unapproved Franchise Assets related to the Nashville System.

         (e) If New VII pays to Old VII the Appraised Value of any portion of the Nashville System covered by any Terminated Unapproved Franchise Areas as provided in Section 2.3(d) of the Implementation Agreement, then if the Exchange Closing has occurred, TCIC will cause Old VII promptly to pay such amount to IPSE. TCIC will cause Old VII to assign the rights to such payments to IPSE following the Exchange Closing.

         (f) If the Subscription Agreement terminates without the Exchange Time having occurred and if pursuant to Section 7.18 of the Subscription Agreement, TCIC is required to reimburse Old VII for the amount of additional capital expenditures that Old VII has made after January 20, 1995 as a result of complying with TCIC's rebuild standards as determined pursuant to the Approved Capital Expenditure Plan, then IPSE will promptly pay to TCIC the amount of such reimbursement applicable to capital expenditures made with respect to the Nashville System

         (g) If at the Old VII Closing any Local Authority Consent related to the Nashville System has not been obtained or does not remain in full force and effect and:

                  (i) if pursuant to Section 2. 3(b) of the Implementation Agreement Old VII has entered into any agreement with New VII (including any management agreement) with respect to any Unapproved Franchise Areas in the Nashville System, IPSE will assume such agreements on behalf of Old VII at the Exchange Closing;

                  (ii) if pursuant to Section 2.3(b) of the Implementation Agreement, New VII has reimbursed Old VII for any cash flow applicable to Unapproved Franchise Assets in the Nashville System, Old VII will promptly pay IPSE an amount equal to such payment with respect to periods following the Exchange Closing; and

                  (iii) if, at any time after the Exchange Closing, pursuant to
         Section 2.3(d) of the Implementation Agreement, Old VII has entered into any agreements for any Terminated Unapproved Franchise Areas in the Nashville System, IPSE promptly will assume such agreements on behalf of Old VII.

         (h) If at the Old VII Closing any consent of another Person required for the transfer or assignment of any Cable Group Contract relating to the Nashville System has not been obtained or does not remain in full force and effect, then TCIC will cause Old VII to cause New VII, in accordance with the provisions of Section 2.2 of the Implementation Agreement, to use its reasonable commercial efforts (at the expense of New VII and at no out-of-pocket expense to TCIC, Old VII or IPSE, but without New VII being required to provide any consideration therefor) after the Exchange Closing to: (i) keep each such Cable Group Contract in effect and obtain such consent; (ii) provide to IPSE the benefits of each such Cable Group Contract through subcontract or otherwise;
(iii) cooperate in any reasonable arrangement designed to provide such benefits to IPSE; and (iv) enforce, at the request and sole expense of IPSE, any rights of New VII under or with respect to any such Cable Group Contract against all other Persons (including termination of the foregoing in accordance with the terms thereof upon the election of IPSE), in each case of clauses (i)-(iv) to the extent that IPSE performs all obligations of New VII under such Cable Group Contract. If all such consents under any such Cable Group Contract relating to the Nashville System are obtained after the Old VII Closing and the Exchange Closing, TCIC will cause Old VII to cause New VII promptly to assign such Cable Group Contract to IPSE and IPSE will assume all obligations under such Cable Group Contract with respect to periods following such assignment, in each case without the payment of additional consideration by TCIC, New VII, Old VII or IPSE. TCIC will cause Old VII to take such action prior to or as of the Exchange Closing Date as may be necessary to cause IPSE to have, after the Exchange Closing, to the fullest extent reasonably possible (including by means of a sublease where appropriate), the rights, powers and privileges incident to beneficial and economic ownership of such Cable Group Contract(s) relating to the Nashville System.

         (i) IPSE will not amend any term or provision of any Exchange Systems Agreements, or agree on the amount of the purchase price adjustments under any Exchange Systems Agreements, without the prior written consent of TCIC in its sole discretion. IPSE will not waive any covenants or conditions precedent to the closing under any Exchange Systems Agreements without the prior written consent of TCIC in its sole discretion.

         (j) None of IPSE, its general partners or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Exchange Closing or the termination of this Agreement, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any Person for, (ii) participate in any discussions pertaining to or (iii) furnish any information to any Person (other than TCIC or its representatives) relating to, any direct or indirect acquisition or purchase of all or any portion of the Exchange Systems by any Person (other than IPSE). IPSE will promptly notify TCIC of any solicitation or inquiry and the terms of any proposal or offer it or, to its knowledge, any of its Affiliates receives with respect to any such matter.

         (k) None of TCIC, its shareholder or any agent or representative of either of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Exchange Closing or the termination of this Agreement, directly or indirectly (nor will TCIC permit Old VII or Tele-Vue, during any portion of such period that such entities are TCIC's Affiliates, to): (i) solicit or initiate the submission of proposals or offers from any Person for, (ii) participate in any discussions pertaining to or (iii) furnish any information to any Person (other than IPSE or its representatives) relating to, any direct or indirect acquisition or purchase of all or any portion of the Nashville System by any Person (other than TCIC). TCIC will promptly notify IPSE of any solicitation or inquiry and the terms of any proposal or offer it or, to its knowledge, any of its Affiliates receives with respect to any such matter.

         (l) IPSE will pay to TCIC any amounts IPSE receives from any seller under any of the Exchange Systems Agreements, including insurance proceeds or other amounts relating to any casualty loss affecting an Exchange System, condemnation proceeds, any payment or reimbursement pursuant to Section 8.2 of the PCIP Agreement and any proceeds of any indemnification claim against the seller of an Exchange System, with IPSE's payment to TCIC to be made at the Exchange Closing, with respect to any such amounts IPSE has received prior to the Exchange Closing Date, or within five days after IPSE's receipt, with respect to any such amounts IPSE receives subsequently.

         (m) In connection with consummation of the Exchange Closing, the assets of the Nashville System, on the one hand, and the Exchange Systems, on the other, will be exchanged for the following separate exchange groups: (i) Cable Assets, (ii) Real Property and (iii) franchises, licenses, system contracts and other operating intangibles. IPSE will, and TCIC will cause Tele-Vue to, no later than three days prior to the Exchange Closing, deliver to the other a written estimate of the value to be allocated by it to each of the above listed exchange groups. The parties will use reasonable efforts to agree within 30 days after the Exchange Closing on the final values to be allocated to each such exchange group. If such an agreement is reached, IPSE and Tele-Vue, for purposes of Sections 1031 and 1060 of the Code and the regulations thereunder, will report the transactions contemplated by this Agreement in accordance with such agreed upon values. If an agreement can not be reached on such values, each party will make its own good faith determination of the values to be allocated to each exchange group and will report such values in accordance with Sections 1031 and 1060 of the Code and the regulations thereunder. Liabilities assumed or taken subject to by each party are being exchanged each for the other to the maximum extent permitted under Section 1031 of the Code and regulations thereunder. Each party promptly will give the other notice of any disallowance or challenge of asset values by the Internal Revenue Service, or any state or local tax authority. For the purposes of this provision: (A) "Cable Assets" means all tangible personal property necessary to the operation of cable television systems that is not included in another asset class, including towers, tower equipment, antennae, above-ground and underground cable, headends, converters, head-end amplifiers, line amplifiers, earth satellite reception equipment, local origination equipment, bulk installations, spare parts, testing equipment, office equipment, furniture, motor vehicles and other physical assets; and (B) "Real Property" means all fee interests, leases, easements, rights of access and other interests in real property.

         (n) TCIC will use commercially reasonably efforts to complete the negotiation of the Additional Systems Agreement as soon as reasonably practicable after this Agreement is signed, and upon such completion, the parties will sign and deliver an amendment to this Agreement that specifically references the Additional Systems Agreement and makes such other conforming changes in this Agreement as deemed necessary by the parties to reflect the final terms of the Additional Systems Agreement.

         (o) TCIC and IPSE each will use its reasonable efforts to obtain any consent, approval, release, authority or other action of any third party (other than any Governmental Authority, with respect to which Sections 17 and 18 will apply) required to be obtained in connection with the acquisition and exchange of the Exchange Systems and the Nashville System.

         13. Conditions to Obligations of IPSE. The obligations of IPSE to be performed at the Exchange Closing are subject to the satisfaction, at or prior to the Exchange Closing, of each of the following conditions, each of which may be waived by IPSE:

         (a) Each representation and warranty of Old VII contained in the Subscription Agreement and of New VII contained in the Implementation Agreement, to the extent applicable to the Nashville System, will be true and correct in all material respects as of the date of the Old VII Closing as though such representation and warranty was made on and as of such date (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date).

         (b) Each material covenant and obligation of Old VII required by the Subscription Agreement and of New VII required by the Implementation Agreement to be performed by it at or prior to the Old VII Closing will have been duly performed and complied with in all material respects as of the Exchange Closing Date, in each case to the extent applicable to the Nashville System.

         (c) Each representation and warranty of TCIC in this Agreement will be true and correct in all material respects as of the Exchange Closing Date as though such representation and warranty was made on and as of such date (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date).

         (d) Each material covenant and obligation of TCIC required by this Agreement to be performed by it at or prior to the Exchange Closing Date will have been duly performed and complied with in all material respects as of the Exchange Closing Date.

         (e) All consents required to be obtained by Old VII, Tele-Vue or VSC, in connection with the Exchange Transaction, to the extent applicable to the Nashville System, will have been obtained and remain in full force and effect, with such exceptions as do not result in a material adverse effect on Tele-Vue's ability to consummate the transfer to IPSE of the Nashville System

         (f) At the Exchange Closing, IPSE will have received a copy of the certificate delivered to TCIC pursuant to Section 8.2.1(d) of the Subscription Agreement, and a certificate dated the Exchange Closing Date and duly executed by an officer of TCIC, to the effect that the conditions set forth in Sections 13(c), (d) and (e) have been satisfied.

         (g) A copy of the legal opinion of counsel to Old VII as required under the Subscription Agreement will be delivered to IPSE (although IPSE recognizes that it will not have such counsel's permission for IPSE to rely on such opinion), and an opinion of TCIC's counsel, in the form attached as Exhibit C, will be delivered to IPSE at the Exchange Closing.

         (h) The closing of each of the transactions contemplated under the Exchange Systems Agreements will have occurred.

         (i) The Old VII Closing will have occurred.

         (j) No modification or amendment of any material term or provision of the Subscription Agreement or the Implementation Agreement, and no waiver of any conditions precedent to the Old VII Closing, in each case that has an adverse impact on the Nashville System, will have been agreed to by TCI or TCIC without IPSE's prior written consent.

         (k) No temporary, preliminary or permanent injunction or other order, stay, judgment, decree or ruling of any Governmental Authority shall be in effect which would make the consummation of the Exchange Transaction illegal or would otherwise prevent the consummation of the transactions contemplated by this Agreement.

         14. Conditions to Obligations of TCIC. The obligations of TCIC to be performed at the Exchange Closing are subject to the satisfaction, at or prior to the Exchange Closing, of each of the following conditions, each of which may be waived by TCIC:

         (a) Each of Fort Bend, PCIP and the Additional Systems Owner will have represented at the respective closing of IPSE's purchase of such Exchange System that all representations and warranties contained in the applicable Exchange Systems Agreement were true and correct in all material respects as of the applicable closing date as though each such representation and warranty was made on and as of such date (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date).

         (b) Each material covenant and obligation of Fort Bend, PCIP and the Additional Systems Owner required by the Exchange Systems Agreements to be performed by the owners of the Exchange Systems at or prior to the closing of the sales contemplated thereby will have been duly performed and complied with in all material respects as of the Exchange Closing Date.

         (c) Each representation and warranty of IPSE in this Agreement will be true and correct in all material respects as of the Exchange Closing Date as though such representation and warranty was made on and as of such date (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date).

         (d) Each material covenant and obligation of IPSE required by this Agreement to be performed by it at or prior to the Exchange Closing Date will have been duly performed and complied with in all material respects as of the Exchange Closing Date.

         (e) All consents required to be obtained by IPSE in connection with the Exchange Transaction, to the extent applicable to any of the Exchange Systems, will have been obtained and remain in full force and effect, with such exceptions as do not result in a material adverse effect on IPSE's ability to consummate the transfer to Tele-Vue of the Exchange Systems and the PCII Stock.

         (f) At the Exchange Closing, TCIC will have received a copy of the closing certificates delivered by the sellers of the Exchange Systems to IPSE at the closing of IPSE's purchase of such Exchange Systems, and a certificate, dated the Exchange Closing Date and duly executed by an officer of IPSE, to the effect that the conditions set forth in Sections 14(c), (d) and (e) have been satisfied.

         (g) Copies of the legal opinions of counsel to Fort Bend, PCIP and the Additional Systems Owner required by the Exchange Systems Agreements will be delivered to TCIC and an opinion of IPSE's counsel, in the form attached as Exhibit D, will be delivered to TCIC and Tele-Vue at the Exchange Closing.

         (h) The closing of each of the transactions contemplated under the Exchange Systems Agreements will have occurred.

         (i) The Old VII Closing will have occurred.

         (j) TCIC has determined it is satisfied with the treatment of the Exchange Transaction for federal income tax purposes.

         (k) Each condition to the obligations of IPSE to close under the Exchange Systems Agreements will have been satisfied or, with TCIC's prior written consent, waived.

         (l) No temporary, preliminary or permanent injunction or other order, stay, judgment, decree or ruling of any Governmental Authority shall be in effect which would make the consummation of the Exchange Transaction illegal or would otherwise prevent the consummation of the transactions contemplated by this Agreement.

         15. Nashville System Indemnification.

         (a) The parties hereby agree that, if the Exchange Closing occurs:

                  (i) IPSE will be entitled to the amount of indemnification recoveries from New VII pursuant to Section 7.2(b) of the Implementation Agreement for Losses relating to the Nashville System, subject to the limitations described below;

                  (ii) IPSE will be responsible for all payments of New VII's Losses relating to the Nashville System pursuant to Section 7.2(c) of the Implementation Agreement; however, to the extent such New VII Losses are subject to the minimum indemnification threshold described in Section 7.2(e)(ii) of the Implementation Agreement, IPSE will be responsible for such Losses provided that: (A) the combined Losses of New VII exceed the Aggregate Threshold (defined below) and (B) the Losses of New VII relating to the Nashville System exceed IPSE's Threshold;

                  (iii) TCIC will indemnify and hold harmless IPSE and its Affiliates against and in respect of any and all Cable Liabilities other than the Nashville Assumed Liabilities, without regard to the Aggregate Threshold;

                  (iv) IPSE will indemnify and hold harmless TCIC and its Affiliates against and in respect of any and all Nashville Assumed Liabilities, without regard to IPSE's Threshold Amount; and

                  (v) Except as otherwise provided herein, each other term and provision of Section 7.2 of the Implementation Agreement applicable to Indemnified Parties and Indemnifying Parties will apply to IPSE and TCIC with respect to their indemnification rights and obligations under this Agreement with respect to the Nashville System.

         (b) The following provisions will govern claims for indemnification from New VII that are subject to the minimum indemnification threshold described in Section 7.2(e)(ii) of the Implementation Agreement (the "Aggregate Threshold"). The term "IPSE's Threshold Amount" means the dollar amount equal to 1/2 of 1% of the sum of (i) the Nashville Fixed Amount and (ii) the amounts referred to in Section 7(a)(i) through Section 7(a)(vii).

                  (i) With respect to Losses that are subject to the Aggregate Threshold, IPSE's right pursuant to Section 15(a)(i) to any portion of indemnification recoveries from New VII will be applicable only if (A) the combined Losses of Old VII and IPSE of the type to which the Aggregate Threshold applies exceed the Aggregate Threshold and (B) the Losses of IPSE relating to the Nashville System of the type to which the Aggregate Threshold applies exceed IPSE's Threshold Amount. If the conditions in the preceding sentence are satisfied, then with respect to Losses of IPSE relating to the Nashville System of the type to which the Aggregate Threshold applies, IPSE will be entitled only to those amounts recovered from New VII with respect to such Losses on the Nashville System that are in excess of IPSE's Threshold Amount.

                  (ii) Each party will cooperate to pursue its respective indemnification claims against New VII and to provide information with respect to Losses (including Losses of the type to which the Aggregate Threshold or the IPSE Threshold applies). For each indemnifiable claim subject to the Aggregate Threshold under Section 7(e)(ii) of the Implementation Agreement arising after the Aggregate Threshold and the IPSE Threshold have been reached, the appropriate indemnified party will make and prosecute such claim against New VII. Notwithstanding the preceding sentence, if IPSE prosecutes a claim with respect to the Nashville System against New VII, and New VII rejects such claim in whole or in part because IPSE is not a party to the Implementation Agreement, then TCIC will use commercially reasonable efforts, at IPSE's sole expense and direction, to prosecute IPSE's claim against New VII on behalf of IPSE in accordance with the provisions of this
         Section 15 as if IPSE were prosecuting such claim against New VII directly.

                  (iii) In no event will TCIC or any of its Affiliates be responsible for indemnification or payment to IPSE for any of IPSE's Losses other than from funds received from New VII pursuant to Article VII of the Implementation Agreement and then, if Section 15(b)(i) is applicable, only to the extent the applicable IPSE Losses exceed IPSE's Threshold Amount.

         16. Additional Indemnifications.

         (a) All rights to indemnifications available to or from the buyer under each of the Exchange Systems Agreements will be applicable directly to Tele-Vue following the Exchange Closing, and Tele-Vue will have the right to pursue indemnification claims with respect to the Exchange Systems directly against the sellers under the Exchange Systems Agreements. IPSE will not interfere with TCIC or its Affiliates with respect to such assigned indemnification rights.

         (b) TCIC will indemnify and hold harmless, on an after-tax basis (as described below), IPSE and its Affiliates against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, fines, penalties, settlements, liabilities and legal and other expenses (including the reasonable fees and expenses of attorneys, accountants, consultants and other professionals) (collectively, "Claims and Damages") which may be incurred by IPSE or any of its Affiliates by reason of the breach of any representation, warranty, covenant or agreement of TCIC in this Agreement or the Transaction Documents.

         (c) IPSE will indemnify and hold harmless, on an after-tax basis (as described below), TCIC and its Affiliates against and in respect of any and all Claims and Damages which may be incurred by TCIC or any of its Affiliates by reason of the breach of any representation, warranty, covenant or agreement of IPSE in this Agreement or the Transaction Documents.

         (d) IPSE and TCIC each agrees that from and after the Exchange Closing, its sole and exclusive remedy as against the other or the Affiliates of the other with respect to any Claims and Damages made against or suffered or incurred by them will be its respective rights to indemnification under Sections 15 and 16, and that from and after the Exchange Closing it otherwise will have no recourse against the other or the Affiliates of the other with respect to any Claims and Damages under, with respect to, relating to, or arising out of, this Agreement or the Exchange Transaction.

         (e) For purposes of this Section, "Taxes" means all levies and assessments of any kind or nature imposed by any Government Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholdings, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions, to tax or additional amounts applicable thereto. For purposes of determining any Tax cost or Tax benefit to any Person, such amount will be the actual cost or benefit recognized by such Person at the time of actual payment of the additional Tax or actual recognition of the Tax benefit. In the event that any payment or other amount is required to be determined on an after-Tax basis, such payment or other amount will initially be determined without regard to any Tax cost or Tax benefit not actually recognized currently, and appropriate adjustments will be made when and to the extent that such Tax cost or Tax benefit is actually recognized.

         17. Regulatory Approvals. Each party will use its commercially reasonable efforts to obtain in writing as promptly as possible the required regulatory approvals, and any other consent, authorization or approval required to be obtained by such party in connection with the transactions contemplated under this Agreement, and deliver to the other copies of such regulatory approvals and other consents, authorizations, or approvals; provided, however, that each party will afford the other party the opportunity to review the form of regulatory approval prior to delivery to the party whose consent is sought and neither party will accept or agree or accede to any modifications or amendments to, or any conditions to the transfer of, any of the franchises, licenses, contracts or real property interests of either the Nashville System or any Exchange System that are not reasonably acceptable to each party. IPSE acknowledges that approval of the transfer of the Houston System directly to TCI of Houston, Inc. will satisfy the applicable buyer's closing condition under the Fort Bend and PCIP Agreements, and that requests for transfer approval for the Houston System are required to include such direct transfer as an alternative.

         18. HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than 30 days after such execution, each party will complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act. Each party will take any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. TCIC will pay the filing fees in connection with any filings under the HSR Act with respect to the Exchange Systems, and IPSE will pay the filing fees in connection with any filings under the HSR Act with respect to the Nashville System, as required by this Section
18. Notwithstanding anything to the contrary in this Agreement, if either IPSE or TCIC, in its sole opinion, considers a request from a Governmental Authority for additional data and information in connection with the HSR Act to be unduly burdensome, such party may terminate this Agreement; provided that if either IPSE or TCIC terminates this Agreement pursuant to this Section 18, the terminating party will reimburse the other party for any filing fee paid by such other party in connection with any filing made under the HSR Act related to the transactions contemplated by this Agreement within 15 days of such termination.

         19. Post-Closing Cooperation. For a period of 18 months after the Exchange Closing, each party will cooperate with and assist the other by providing, upon request, all information in that party's possession (and not previously made available to the requesting party), that the requesting party may reasonably require to respond to any inquiry, order or requirements of any Governmental Authority.

         20. Tax Matters. All sales, use, transfer and similar taxes or assessments, including transfer fees and similar assessments for licenses and contracts, arising from or payable by reason of the conveyance of the Nashville System or the Exchange Systems will be paid by Old VII with respect to the Nashville System and by IPSE with respect to the Exchange Systems. All taxes attributable to the ownership and operation of the Nashville System and the Exchange Systems for periods or portions thereof ending on or prior to the Exchange Closing will be the responsibility of, and paid by, Old VII with respect to the Nashville System and by IPSE with respect to the Exchange Systems

         21. Termination. Subject to the requirements of Section 23, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

         (a) at any time, by mutual written agreement of TCIC and IPSE;

         (b) by either party upon termination of the Subscription Agreement;

         (c) by either party pursuant to Section 18;

         (d) by either party at any time on or after October 1, 1996, if the Exchange Closing has not occurred; provided, however, that the right to terminate this Agreement under this Section 21(d) will not be available to any party whose breach of any obligation under this Agreement is the cause of, or resulted in, the failure of the Exchange Closing to occur prior to such date;

         (e) by TCIC at any time if it determines that the exchange of the Nashville System pursuant to this Agreement is not reasonably likely to be substantially tax free under Section 1031 of the Code; or

         (f) by either party if there is any law or regulation of any Governmental Authority that makes consummation of a material portion of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree of any Governmental Authority prohibiting a material portion of the transactions contemplated by this Agreement is entered, and such judgment, injunction, order or decree becomes final and non-appealable.

         22. Procedure Upon Termination. In the event of the termination of this Agreement pursuant to Section 21, written notice will promptly be given by the party so terminating to the other party, and this Agreement will terminate, and the transactions contemplated hereby will be abandoned, without further action by either party, with no liability on the part of either party, or its directors, officers, agents, partners, members or stockholders, with respect to this Agreement, except for (a) obligations arising under Sections 2.15 or 10.1 of the Implementation Agreement, (b) obligations of IPSE arising under Section 12(f) of this Agreement, (c) rights and obligations of the parties arising under Sections 23, 24 and 25 of this Agreement, and (d) liability for any misrepresentation, breach or default under this Agreement in connection with any representation, warranty, covenant, agreement, duty or obligation given, occurring or arising prior to the date of termination.

         23. Back-up Sale of Exchange Systems. If this Agreement is terminated pursuant to Section 21, then at the option of IPSE or TCIC, to be exercised by written notice delivered to the other within 30 days after such termination: (a) with respect to any Exchange System as to which closing of IPSE's purchase has not yet been completed, TCIC (or its designated Affiliate) promptly will become the assignee of all of IPSE's rights, and assume all of IPSE's obligations, under the applicable Exchange Systems Agreements, and (b) with respect to any Exchange System as to which closing of IPSE's purchase has previously been completed, TCIC (or its designated Affiliate) promptly will or will cause its designee to purchase and IPSE promptly will sell such Exchange System (including the PCII Stock, if applicable) for cash in an amount equal to the Exchange Systems Adjusted Exchange Value for such Exchange System(s), calculated as described in Sections 8 and 9, plus (if a purchase of the PCII Stock is involved) the amount payable pursuant to Section 3, and IPSE will assign, and TCIC or its designee, as the case may be, will assume, IPSE's rights and obligations under the Exchange Systems Agreements. Any purchase pursuant to this
Section 23 will be subject to satisfaction or waiver of the conditions stated in
Section 14 (except Sections 14(h), (i) and (j)), and at closing of such purchase the parties will deliver the documents contemplated by Section 6(b)(i) and (ii) (but reflecting TCIC or its designated Affiliate, in place of Tele-Vue) with respect to the Exchange System(s) to be purchased, and if such purchase takes place, the following provisions will continue in effect with respect to the Exchange System(s) so purchased notwithstanding the termination of other portions of this Agreement pursuant to Section 21 (but reflecting TCIC or its designated Affiliate, in place of Tele-Vue): Sections 4(b), 12(1), 16 and 26.

         24. Negotiations Regarding Back-Up Transfer of Nashville System. If the Old VII Closing has occurred and no closing of the transactions pursuant to the Exchange System Agreements has occurred, and this Agreement has been terminated pursuant to Section 21(d), then IPSE and TCIC will negotiate in good faith for a period of 45 days following such termination for a transaction involving the transfer of the Nashville System to IPSE by Tele-Vue, in a like kind exchange pursuant to Section 1031 of the Code or otherwise on a substantially tax free basis for Tele-Vue, however, no binding obligation will exist with respect to any such possible transfer except as specifically included in a definitive transfer agreement, if any, as may be signed by Tele-Vue and IPSE.

         25.      Confidentiality and Publicity.

         (a) Each party will use reasonable efforts to assure that any non-public information that such party may obtain from the other in connection with this Agreement will be confidential and, unless and until the Exchange Closing occurs (and after the Exchange Closing, with respect to IPSE's obligations of confidentiality as to the Common Assets and related information), such party will not disclose any such information to any other Person (other than on a "need-to-know" basis to its directors, officers, partners and employees, and representatives of its advisers and lenders, and representative of the sellers of the Exchange Systems and their representatives, whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of the other; provided that (i) such party may use and disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party), and (ii) to the extent that such party may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such information, such party may disclose such information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The obligation of the parties to hold information in confidence pursuant to this Section will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. In the event of termination of this Agreement, each party will use all reasonable efforts to cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such party or on its behalf from the other, whether so obtained before or after the execution hereof as long as such documents, work papers and other materials do not fall within the exceptions set forth in clauses (i) and (ii) of this subsection. If TCIC or its designated Affiliate acquires an interest in any Exchange System(s) as a result of the operation of Section 23, TCIC and its Affiliates will no longer be subject to the restrictions of this Section 25 with respect to such Exchange System(s).

         (b) TCIC and IPSE each will consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements, and any oral or written statements to IPSE's and TCIC's employees concerning this Agreement and the transactions contemplated hereby. Except as required by applicable Legal Requirements, neither TCI nor IPSE will make any such release, announcement or statements without the prior written consent and approval of the other, which consent and approval may not be unreasonably withheld.

         26. Miscellaneous.

         (a) Each of the parties will pay its own expenses and the fees and expenses of its counsel, accountants and other experts in connection with this Agreement whether or not the transactions contemplated occur; provided however, that in the event, pursuant to any of the Exchange Systems Agreements, IPSE is obligated to incur expenses of any nature that TCIC is not directly or indirectly obligated to incur under the Subscription Agreement or the Implementation Agreement with respect to the Nashville System (an "additional obligated expense"), the parties shall cooperate in arranging for appropriate sharing by TCIC and IPSE of such additional obligated expense.

         (b) No action taken pursuant to this Agreement, including any investigation by or on behalf of either party, will be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained in this Agreement or in any related agreement. The waiver by either party of any condition or of a breach of another provision of this Agreement will be in writing and will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by either party of any of the conditions precedent to its obligations under this Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         (c) This Agreement embodies the entire agreement between the parties with respect to the subject matter and supersedes all prior representations, agreements and understandings, oral or written, with respect to the subject matter. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification or discharge may be sought to be enforced.

         (d) This Agreement will inure to the benefit of and will be binding upon the parties and their respective heirs, legal representatives, successors and permitted assigns. Neither party will assign this Agreement or delegate any of its duties under this Agreement to any other Person without the prior written consent of the other; provided, however, that either party may, without the consent of the other, assign its rights and delegate its duties under this Agreement to any Affiliate of such party.

         (e) The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. References to Exhibits or Schedules will unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which by this reference are incorporated in and made a part of this Agreement

         (f) This Agreement may be executed in any number of counterparts. each of which, when executed, will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

         (g) The validity, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

         (h) Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any other provisions of this Agreement.

         (i) This Agreement constitutes an agreement solely among the parties and, except as otherwise provided in this Agreement, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any Person other than the parties and their respective successors or permitted assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or will cause the parties to be deemed partners or participants in a joint venture.

         (j) This Agreement has been negotiated by IPSE and TCIC and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

         (k) If any litigation between the parties with respect to this Agreement or the transactions contemplated hereby is resolved or adjudicated by a judgment of any court, the party prevailing under such judgment will be entitled, as part of such judgment, to recover from the other party its reasonable attorneys' fees and costs and expenses of litigation.

         (l) For purposes of this Agreement, "commercially reasonable efforts" or "reasonable efforts" will not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

         (m) Each party will execute and deliver such instruments and take such other actions as any other party may reasonably request in order to carry out the intent of this Agreement. Each party will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of government agencies and third parties and to make all filings with and give all notice to government agencies and third parties which may be necessary or reasonably required in order to effect the transactions contemplated by this Agreement. Each party will give prompt notice to the other, after receipt of (i) any notice or other communication by or relating to Old VII or New VII or any seller under the Exchange Systems Agreements concerning the subject matter of this Agreement and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         (n) All notices, requests, claims, demands, applications, services of process and other communications which are required to be or may be given under this Agreement will be in writing and will be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered in person or by courier, to the parties at the following addresses:

         To TCIC:            TCI Communications, Inc.
                             5619 DTC Parkway
                             Englewood, CO 80111-3000
                             Attn:  Mr. Gary S. Howard
                             Telephone:  (303) 267-4720
                             Telecopy:  (303) 488-3219

         Copies:             Similarly addressed, Attention: Legal Department

                             and to:

                             Sherman & Howard L.L.C.
                             633 17th Street, Suite 3000
                             Denver, CO 80202
                             Attn:  Arlene S. Bobrow, Esq.
                             Telephone:  (303) 299-8134
                             Telecopy:  (303) 298-0940

         To IPSE:                           InterMedia Partners
                                            235 Montgomery Street
                                            Suite 420
                                            San Francisco, CA 94104
                                            Attn:  Mr. Leo J. Hindery, Jr.
                                            Telephone:  (415) 616-4600
                                            Telecopy:  (415) 397-3978

         Copies:                            Pillsbury Madison & Sutro
                                            235 Montgomery Street
                                            San Francisco, CA 94104
                                            Attn:  Gregg F. Vignos, Esq.
                                            Telephone:  (415) 983-1649
                                            Telecopy:  (415) 983-1200

or to such other address as either party has furnished to the other by notice given in accordance with this Section. Such notice will be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, when confirmation is received.

         (o) Time is of the essence in each and every provision of this Agreement

         (p) TCIC agrees that, to the fullest extent permitted by law, IPSE's obligations and liabilities under this Agreement and any related agreement (the "Transaction Documents") and in connection with the transactions contemplated therein will be nonrecourse to all direct and indirect general and limited partners of the direct general partners of IPSE, except to the extent of distributions to such Persons, directly or indirectly, from IPSE that are required to be returned, directly or indirectly, to a direct general partner of IPSE pursuant to applicable provisions of the Revised Limited Partnership Act of California. "Nonrecourse" as to a Person means that such Person will not, directly or indirectly, be personally liable in any respect (except to the extent of such Person's respective interests in the assets of IPSE or its direct general partners) for any obligation or liability of IPSE under any Transaction Document or any transaction contemplated therein. "Direct" partners means all general partners of IPSE, and "indirect" partners means all general and limited partners of each direct general partner and all general and limited partners of each such indirect partner and all such further indirect partners thereof

         (q) TCIC agrees that TCI and TCIC will use reasonable efforts not to exercise any right or remedy under the Subscription Agreement or the Implementation Agreement, or perform any covenant or agreement of TCI or TCIC under the Subscription Agreement or the Implementation Agreement, in each case in a manner which adversely affects the Nashville System, without first using reasonable efforts to advise IPSE and to provide IPSE with an opportunity to comment on such action, as may be reasonable under the particular circumstances.

         (r) If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by The Bank of New York as its prime rate plus 3%, adjusted as and when changes in such prime rate are made.

         The parties have cause this Exchange Agreement to be duly executed as of the day and year first written above.

                                   TCI COMMUNICATIONS, INC.



                                   By     /s/ Gary S. Howard
                                      ______________________________________
                                      Name:  Gary S. Howard
                                      Title:


                                   INTERMEDIA PARTNERS SOUTHEAST

                                   By InterMedia Capital Management IV, L.P.,
                                            its General Partner



                                            By     /s/ Leo J. Hindery, Jr.
                                               ________________________________
                                                       Leo J. Hindery, Jr.
                                                    Managing General Partner

                         INDEX OF EXHIBITS AND SCHEDULES


EXHIBIT A         Form of Exchange Systems Management Agreement

EXHIBIT B         Form of Nashville Management Agreement

EXHIBIT C         Form of TCIC Counsel Opinion

EXHIBIT D         Form of IPSE Counsel Opinion

SCHEDULE 1                 Old VII Nashville Franchises

                                                                  EXECUTION COPY


                      FIRST AMENDMENT TO EXCHANGE AGREEMENT


         This First Amendment to Exchange Agreement (this "First Amendment") is entered into as of May 8, 1996 (the "Effective Date") by and between InterMedia Partners Southeast ("IPSE"), and TCI Communications, Inc. ("TCIC").

                                   BACKGROUND

         IPSE and TCIC entered into an Exchange Agreement as of December 18, 1995 (the "Agreement"). The parties wish to amend the Agreement as set forth in this First Amendment. All capitalized terms used but not defined in this First Amendment will have the meanings set forth for such terms in the Agreement.

                                    AMENDMENT

         For valuable consideration the parties agree as follows:

         1. Clause (iv) of Section 8(d) of the Exchange Agreement is amended to read in its entirety as follows:

                  (iv) the Exchange Systems Interim Period Capital Expenditure Amount (and if such amount was financed by IPSE borrowings, the amount of interest paid on such borrowings);

         2. Section 23 of the Agreement is amended to read in its entirety as follows:

                  23. Back-up Sale of Exchange Systems. If this Agreement is terminated pursuant to Section 21, then at the option of IPSE or TCIC, to be exercised by written notice delivered to the other within 30 days after such termination:

                           (a) with respect to any Exchange System as to which
                  closing of IPSE's purchase has not yet been completed, TCIC (or its designated Affiliate) promptly will become the assignee of all of IPSE's rights, and assume all of IPSE's obligations, under the applicable Exchange Systems Agreements, and

                           (b) With respect to any Exchange System as to which
                  closing of IPSE's purchase has previously been completed, TCIC (or its designated Affiliate) promptly will or will cause its designee to purchase and IPSE promptly will sell such Exchange System (including the PCII Stock, if applicable) for cash in an amount equal to the Exchange Systems Adjusted Exchange Value for such Exchange System(s), calculated as described in Sections 8 and 9, plus (if a purchase of PCII Stock is involved) the amount payable pursuant to Section 3, plus the Interest Amount (defined below), and IPSE will assign, and TCIC or its designee, as the case may be, will assume, IPSE's rights and obligations under the Exchange Systems Agreements. The Interest Amount will be equal to the amount of interest payable by IPSE to Bank of America National Trust and Savings Association ("BA") pursuant to the Loan Agreement between BA and IPSE dated May 8, 1996 for the period commencing May 8, 1996 and continuing to the date of closing pursuant to this Section less the IPSE Cash Flow (defined below). The IPSE Cash Flow will be equal to the amount of cash flow from such Exchange Systems actually received by IPSE after payment of all management fees required pursuant to the Exchange Systems Management Agreement and all interest on IPSE's borrowings in connection with its acquisition of such Exchange Systems.

         3. This First Amendment may be signed in any number of counterparts each of which will be an original and all of which together will constitute one First Amendment.

         4. This First Amendment and the rights of the parties under it will be governed by and construed in all respects in accordance with the internal laws of the State of Delaware (and not the laws of conflicts).

         5. This First Amendment and the Agreement, as amended hereby, contain the entire agreement of the parties and supersede all prior oral and written agreements and understandings, in each case with respect to the subject matter hereof. Except as amended by this First Amendment, all of the terms of the Agreement will remain in full force and effect.

         This First Amendment to Exchange Agreement is signed by the parties as of the date first written above.


                                       INTERMEDIA PARTNERS SOUTHEAST

                                       By       InterMedia Capital
                                                Management IV, L.P.,
                                                its General Partner

                                       By       InterMedia Management, Inc.,
                                                its General Partner

                                                By: /s/ Rodney Royse
                                                   __________________________

                                                Name: Rodney Royse
                                                     ________________________

                                                Title: Vice President
                                                      _______________________


                                       TCI COMMUNICATIONS, INC.

                                                By: /s/ Bernard Schotters
                                                   __________________________

                                                Name: Bernard Schotters
                                                     ________________________

                                                Title:
                                                      _______________________